Exhibit 10.11

House Lease Contract

Lessor (Party A): Laiyang Jiangbo Pharmaceutical Co., Ltd.
Address:	Middle Section, Longmao Street, Economic development Zone (Waixiangxing industrial park)
Tel: 7289537

Lessee (Party B): Jiangbo Chinese-Western Pharmacy
Address: Block A, No.1 Dasi Street
Tel: 7266638

With full consultation among party A and party B, a leasing contract is agreed to signed with following terms:

a.
Party A leases to Party B the properties located in block A, No.1 Dasi Street and No.7 Fushui Road, with building area of 4792 square meters and 3616 square meters usable room area. Lease period: from Dec 6, 2007 to May 4, 2010.

b.	Rent: Party B shall pay Party A in the amount of RMB 333,300.00 Yuan on May 2008 for the period from Dec 6, 2007 to May 4, 2008 based on the annual rent of RMB 800,000.00.
The annual rent will be RMB 2,200,000.00 Yuan starts from May 5, 2008 to May 4, 2010.
The rent of 2,200,000.00 for 2008 shall be paid to Party A on May 2008 and the rent of 2,200,000.00 for 2009 shall be paid on May 2009.
c.	The rent doesn’t included related real estate taxes, individual income taxes and water and electrical charges, cleaning fees, housing Management costs and party B shall pay for these related fees.
d.	Party B must pay rent on time. Party A has the right to take back the house if Party B owe more than three months of rent.
e.
Party B can NOT change the structure and the usage of the properties without authorization. Party B shall recover or compensation for the economic losses if Party B intentional or on fault caused damages for the properties and equipments.

f.
Party A is responsible for the normal maintenance of the properties or authorizes the lessee to repair, Repair costs will be offset in rent. Party B is not responsible for the damages caused by Party A delaying for repairing or not authorizing Party B to repair, instead Party A shall responsible for the damages for Party B.

g.	This contract will be terminated automatically if the property is damaged by natural disasters or other forces. Other related issues can be solved by relevant laws.
h.
During the period of leasing, Party B shall not sublease the property to a third party without the agreement of Party A. Party B shall return the property to Party A on time due to the expiration of the contract or terminate of the contract. Party B should submit a written notice three months before the contract expiration date to extend the contract. Party A will directly apply to rental property management department for mediation or sue Party B in court if Party B neither renew the contract nor return the properties.

i.	Supplementary provisions shall be provided for matters not mentioned herein, and the supplementary provisions have the same effect as the contract.
j.
Dispute occurred during this contractual agreement shall be resolved by the negotiations between the both parties. Dispute can be also solved by Regulations from rental property management department or prosecution from court if both parties unable to solve the dispute with negotiations.

k.	This contract can be notarized at notary public office with four copies, one each for Party A, Party B, Inland Revenue and Rental property management department with same legal effect.

Lessor:   Laiyang Jiangbo Pharmaceuticals co, Ltd. (stamp)

Lessee:   Jiangbo Chinese-Western Pharmacy (stamp)

Date: May 4, 2008